Exhibit 10.1

Methode Electronics, Inc.

8750 West Bryn Mawr Avenue, Suite 1000

Chicago, Illinois 60131

June 25, 2024

Dear Mr. Jonathan DeGaynor:

By this letter (this “Offer Letter”), we are pleased to offer you the position of President and Chief Executive Officer (collectively, “CEO”) of Methode Electronics, Inc. (the “Company”). In the position of CEO, you will report directly to the Company’s Board of Directors (the “Board”).

In such position, you will perform senior executive duties and responsibilities on behalf of the Company consistent with such position and as set forth in the Company’s bylaws, and such other duties and responsibilities as the Board may prescribe from time to time. Except as described below, you will use your best efforts to promote the business of the Company and devote your full business attention, skill, and working time to performance of such duties and responsibilities, and you shall not engage in any other business activities or employment while employed by the Company without the written consent of the Board. Except for your continued service on the boards of Racing and Performance Inc. and The Wharton School, you shall not serve on any other public or private boards during your employment that are not affiliated with the Company, except that after two (2) years of service with the Company you may request, and the Board in its discretion may approve, your service on no more than one (1) additional board. You acknowledge that you will be legally obligated to observe, and will discharge, a duty of loyalty to act in the Company’s best interests during your employment by the Company.

You will be headquartered at the Company’s principal office in Chicago, Illinois, unless otherwise determined by the Board.

The start date of your employment will be July 15, 2024, or such earlier or later date as mutually agreed by the parties.

Your compensation, which is subject to applicable withholding taxes and other lawful deductions, and which may be adjusted by the Compensation Committee of the Board from time to time in its discretion, will be as follows:

Salary: $1,000,000 annually, payable in accordance with the Company’s standard payroll practices.

Bonus: You will be eligible for an annual bonus with a target amount equal to 125% of your base salary. For FY2025, your bonus eligibility will be based on the metrics established by the Compensation Committee for other executive officers, and any bonus will be prorated based on your start date. Bonuses and target amounts for future fiscal years (after FY2025) will be determined in the Compensation Committee’s sole discretion after consultation with you. Except as set forth in the Executive Severance and Retention Agreement, your eligibility for a bonus is conditioned on your remaining employed by the Company through the date that such annual bonus is scheduled to be paid.

Long Term Incentive Plan: You will be eligible to participate in the Company’s LTI program. You shall receive an annual award in the amount of $4,000,000 (prorated for FY 2025), 40% of which shall be time vested restricted stock units and 60% of which shall be performance based restricted stock units. For the first year, the performance based restricted stock units shall be based on total shareholder return, and subsequent years shall be based on the performance goals designed by the Compensation Committee in its sole discretion after consultation with you. All equity grants under this section or others will require your execution of separate award agreements to be provided by the Compensation Committee that will contain other terms applicable to the award. The award agreements for your equity grants shall provide for accelerated vesting as follows:

•
in the event your employment is terminated without Cause prior to the date a Change in Control occurs, the award agreements for your equity grants shall provide that (i) any time vesting conditions shall be satisfied on a pro-rata basis; and (ii) any performance vesting conditions shall be satisfied based on the Company’s actual performance for the designated performance period; and

•
in the event your employment is terminated without Cause during the 24 month period commencing on the date a Change in Control occurs, the award agreements for your equity grants shall provide that (i) any time vesting conditions shall be fully satisfied; and (ii) any performance vesting conditions shall be satisfied based on the Company’s actual performance for the designated performance period.

For purposes of the preceding sentence, “Cause” will be defined in the Executive Severance and Retention Agreement and “Change in Control” will be defined in the Change in Control Agreement.

Expenses: The Company will, in accordance with Company policies as they may exist and be amended from time to time, reimburse reasonable business expenses incurred by you in the performance of your duties, and for your convenience for charging appropriate expenses, will issue you a Company corporate credit card.

Benefits: You will be eligible to participate in the Company’s benefit plans as they are made available to similarly-situated employees, subject to the terms and conditions of the applicable plan documents and subject to the Company’s right to change its benefit plans at any time. The Company shall not, however, by reason of the preceding sentence, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are applicable to similarly situated employees. You will not be eligible for any car allowance while employed.

Vacation: Under the Company’s vacation policy, employees accrue vacation over time (i.e., on an earn-as-you-go basis). From the start of your employment, you will accrue vacation at a rate of 20 days per year, subject to all of the other terms of the Company’s vacation policy.

Sign On Bonus: You will receive a sign-on bonus in the form of a one-time restricted stock unit grant, such grant to be in the amount of $500,000 (based upon the Company’s closing stock price on the first day of your employment). Except as otherwise provided in the Executive Severance and Retention Agreement or the Change in Control Agreement (each as described below), this award shall vest 50% on each of the first two anniversary dates of the grant date, subject to your continued employment as of each such anniversary date and subject to your execution of the Restricted Stock Unit Award Agreement in the form attached as Exhibit A.

Relocation and Personal Travel: Temporary housing will be covered for a period of up to twelve (12) months. In the event you relocate to Chicago, Illinois within the first twenty-four (24) months of employment, you will be eligible for assistance with reasonable relocation expenses including fees associated with the sale of your current residence, acquisition of your new residence, moving of household goods/personal effects, and related tax gross-ups on related imputed income, up to a maximum of $400,000. Until such time as you buy or lease a residential property in the Chicago area, you shall be reimbursed for the actual cost incurred by you for your reasonable personal travel between Chicago, Illinois and the Detroit, Michigan area via commercial airline. Expenses eligible for reimbursement under this paragraph shall be submitted to the Company monthly after incurring the expense and not later than January 15th of the calendar year immediately following the end of the calendar year during which such expenses were incurred, and the Company shall provide such reimbursement to you within forty-five (45) days after receipt of each such request for reimbursement.

All compensation is subject to the Company’s Incentive Compensation Recovery Policy (as posted on the Company’s website) and any amendment thereof, and any other recoupment, clawback, or similar policy in effect from time to time, as well as any similar provisions of applicable law.

As of the start of your employment, you will be afforded a Change in Control Agreement in the form attached to this letter as Exhibit B and an Executive Severance and Retention Agreement in the form attached to this letter as Exhibit C.

Subject to the start of your employment in accordance with this Offer Letter, you will be appointed to the Board as an employee director, without additional compensation, to fill a remaining term through the date of the Company’s next Annual Meeting of Stockholders scheduled for September 12, 2024, or such earlier date upon which such term may expire. Any subsequent nominations to the Board will be at the sole discretion of the Board. If so requested, you also agree to serve, again without additional compensation, as an officer and/or director (or similar positions) of any of the affiliates or subsidiaries of the Company.

Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company will be entitled to terminate your employment at any time, with or without prior notice and with or without cause. The “at-will” nature of your employment may only be changed with the express approval of the Board and an express written agreement signed by the Chair of the Board. This letter should not be construed as offering you employment for any definite period. Upon the termination of your employment for any reason, you agree to immediately resign, and shall be deemed to have resigned, as a director, officer, manager, trustee, and agent of, and any other position that you hold with, the Company or any of its subsidiaries or affiliates.

At all times, you will be subject to and agree to comply with all applicable Company policies and requirements in effect from time to time, including but not limited to those relating to insider trading, corrupt practices, health and safety, harassment, discrimination, political contributions, conflicts of interest, gifts and entertainment, technology, confidentiality, and travel and expense reimbursements. Without limiting the foregoing, you acknowledge that you have reviewed, and agree to abide by, the Company’s Code of Business Conduct and the associated Anti-Corruption Policy.

As a condition of your employment, you must comply with the terms of any agreements that you may have with your prior employers, including without limitation all such agreements affecting the protection of confidential or proprietary information and/or trade secrets, the solicitation of employees, and/or the solicitation of those entities’ customers. You represent and warrant to the Company that you have fully disclosed in writing to the Company all such agreements. The Company does not wish to receive from you any confidential or proprietary information of any third party to which you owe an obligation of confidence, and the Company strictly prohibits the use of any such information in your work for the Company.

By signing and accepting this offer, you represent, warrant and covenant that: (a) your employment with the Company will not violate or be restricted or limited in any way by any of your agreements with or obligations to any of your prior employers or any other third parties, including without limitation, any non-competition obligations; (b) you will not possess any document of a secret, confidential, or proprietary nature regarding the business of any of your prior employers (whether in hard copy or electronic form), and you will not breach any agreement or duty to keep in confidence or return any such information, knowledge, or data; (c) you will not disclose to anyone at the Company or any of its subsidiaries, affiliates, customers or suppliers, or use in any way to perform your job duties with the Company, any confidential or proprietary information and/or trade secrets of another person or entity; and (d) you have not solicited and will not solicit in the future, any employees, consultants, contractors, customers or suppliers of any prior employers in violation of any your contractual obligations owed to such prior employers.

The Company and its affiliates and subsidiaries may take such actions as they deem appropriate to ensure that all applicable federal, state, city, foreign and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made in connection with your employment are withheld or collected from you.

No provision of this Offer Letter may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by you and a duly authorized signatory of the Board. This Offer Letter is not assignable by you, and it will governed by, and construed in accordance with, the laws of the State of Illinois, without reference to principles of conflict of laws. The Company’s obligation to pay or provide any amounts or benefits to you is subject to set-off, counterclaim, or recoupment of any other amounts you owe to the Company or any of its affiliates or subsidiaries (except to the extent any such action would violate, or result in the imposition of tax under, Section 409A of the Internal Revenue Code of 1986, as amended). This Offer Letter (together with such documents and agreements to the extent referenced herein) constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof.

Any dispute or claim relating to your employment with the Company shall, except as otherwise prohibited by applicable law, be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the preceding sentence, the Company may, at its option, file a lawsuit in court to seek temporary, preliminary, or permanent injunctive relief against you for any claimed breach of the provisions of the Proprietary Interests Protection Agreement or any duty under statute or common law to preserve the confidentiality of the trade secrets of the Company or its subsidiaries or affiliates. Arbitration shall be by a single arbitrator. Unless otherwise required by law, each party shall bear its own attorneys’ fees associated with the arbitration, and the parties will share equally in the costs of the arbitration (e.g., the arbitrator’s fee). The arbitration will take place in Chicago, Illinois.

You acknowledge and agree that you have had an opportunity to seek such legal, financial, and other advice as you have deemed necessary or desirable in connection with this Offer Letter, and that you have not relied on any representations, warranties, documents or statements not contained in this Offer Letter.

If an arbitrator or court of competent jurisdiction determines that certain provisions of this Offer Letter are illegal, excessively broad, or otherwise unenforceable, then this Offer Letter will be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal, overbroad or otherwise unenforceable provisions will be deemed, without further action on the part of any person, to be modified, amended, and/or limited to the limited extent necessary to render the same valid and enforceable in such jurisdiction.

Attached to this letter as Exhibit D is a Proprietary Interests Protection Agreement (the “PIPA”), and this offer is conditioned on your execution of the PIPA. Consistent with the PIPA, you will have no less than 14 days to consider this letter and the PIPA before signing, and you are advised to consult with an attorney before signing this letter and the PIPA. This offer is also conditioned on a reference and background check and drug screening that is satisfactory to the Company as well as satisfactory documentation establishing your eligibility to work in the United States (as required by federal law). This offer is open for acceptance until the date which is 14 days after the date of this letter.

We very much look forward to you joining us as the new President and Chief Executive Officer of Methode Electronics, Inc.

Please sign, date and return a copy of this letter and the enclosed Proprietary Interests Protection Agreement to Ms. Andrea Barry at the Company, and retain a copy of each for your records.

Sincerely,

METHODE ELECTRONICS, INC.

By: /s/ Walter J. Aspatore

Walter J. Aspatore
Chairman of The Board

ACKNOWLEDGMENT AND AGREEMENT

I have read and agree to the above terms and conditions of my at-will employment with Methode Electronics, Inc.

/s/ Jonathan DeGaynor June 24, 2024

Jonathan DeGaynor Date

EXHIBIT A

METHODE ELECTRONICS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Award Agreement”), dated and effective as of [DATE], 2024 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Jonathan DeGaynor (“Grantee”).

WHEREAS, the Company desires to encourage Grantee to work for the benefit of the Company and the Company’s stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to award to Grantee Restricted Stock Units under the Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan.

1.
General. This Award Agreement and the Restricted Stock Units awarded herein are subject to the provisions of the Plan applicable to Restricted Stock Units. Unless the context otherwise requires, capitalized terms used herein shall have the same meanings as in the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and that Grantee has read the Plan and fully understands its contents. In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.
2.
Grant. The Company hereby grants to Grantee a total of ____________ Restricted Stock Units (the “Restricted Stock Units”), subject to the restrictions set forth in Section 3 hereof and the Plan.
3.
Restrictions. None of the Restricted Stock Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of. Except as provided below, any Restricted Stock Units that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and its Affiliates. Any Restricted Stock Units that are not vested may be forfeited to the Company in accordance with Section 9 of this Award Agreement.
4.
Payment for Restricted Stock Units. The Company will pay one share of Common Stock to Grantee for each vested Restricted Stock Unit within thirty (30) days following vesting under this Award Agreement. Notwithstanding the foregoing, in the event that Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Award is considered to be Nonqualified Deferred Compensation upon Grantee’s “Separation from Service” as defined below, any payment under this Award Agreement which results from a Separation from Service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after Grantee’s Separation from Service, or (ii) Grantee’s death, if such a delay is necessary to avoid the imposition of additional tax and interest on Grantee under Section 409A(a)(1)(B) of the Code.
5.
Rights as Stockholder. Grantee shall have no rights as a stockholder with respect to any Restricted Stock Units. Grantee shall have stockholder rights only with respect to shares of Common Stock actually issued and paid to Grantee hereunder.
6.
Vesting. Except as otherwise provided in the Executive Severance Retention Agreement or the Change in Control Agreement, the Restricted Stock Units granted hereunder will vest as follows: fifty (50%) percent each of the first and second anniversaries of the Award Date (each a “Vesting Date”), provided Grantee continues to be employed by the Company (or an Affiliate thereof) as of each such respective date.
7.
Effect of Termination of Employment in Connection with Death or Disability. Notwithstanding Section 6 above, if Grantee’s employment with the Company and its Affiliates is terminated prior to the date on which all of the Restricted Stock Units have vested pursuant to the terms of Section 6 (the “Second Vesting Date”), due to Disability as defined in the Plan or death, the unvested Restricted Stock Units shall become vested as of and payable as soon as reasonably possible following the date of such termination of employment.
8.
Change of Control. Notwithstanding Section 6 above, the following provisions shall apply to the Award in the event of a Change of Control prior to the Second Vesting Date:

(a) In the event of a Change of Control, the surviving or successor entity (or its parent corporation) may continue, assume or replace the Restricted Stock Units outstanding as of the date of the Change of Control on substantially the same terms and conditions (with such adjustments as may be required or permitted by Section 4.6 of the Plan), and such Restricted Stock Units or replacements therefor shall remain outstanding and be governed by their respective terms, subject to (c) and (d) below.

(b) If and to the extent that the outstanding Restricted Stock Units are not continued, assumed or replaced in connection with a Change of Control, then all unvested Restricted Stock Units will become immediately vested and non-forfeitable and payable as of the date of the Change of Control.

(c) If and to the extent that the Restricted Stock Units are continued, assumed or replaced under the circumstances described in (a), and if within two years after the Change of Control the Grantee experiences an involuntary termination of employment or other service for reasons other than Cause or Grantee shall terminate employment with Good Reason, then all unvested Restricted Stock Units will become immediately vested and non-forfeitable and payable as of the date of termination of employment.

(d) Notwithstanding whether an Award is continued, assumed or replaced in connection with a Change of Control, if Grantee experiences an involuntary termination of employment or other service for reasons other than Cause or Grantee shall terminate employment with Good Reason during the period beginning on the date an agreement is entered into by the Company with respect to a merger, consolidation or similar transaction of the Company, which would constitute a Change of Control, and the effective time of such merger, consolidation or similar transaction of the Company, then all unvested Restricted Stock Units will become immediately vested and non-forfeitable and payable as of the date of the Change of Control.

“Good Reason” shall exist hereunder if, without Grantee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until Grantee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (i) the Company materially reduces the nature, scope or level of Grantee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change in Control (or prior to the Period Pending a Change in Control) or changes Grantee’s reporting relationship to the Board; (ii) the Company requires Grantee to move Grantee’s principal business office more than fifty (50) miles from Grantee’s principal business office at the time of this Agreement; provided, however, that if Grantee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Grantee to move Grantee’s principal business office to such corporate headquarters, such action shall not constitute “Good Reason” under this subsection (ii); (iii) the Company reduces Grantee’s annual salary or annual bonus or long-term incentive opportunity below that in effect as of the date of this Agreement (or as of the Change in Control, if greater); or (iv) the Company breaches in any material respect its obligations hereunder.

9.
Forfeiture. If at any time any of the following events constituting “Cause” occur: (i) Grantee’s conviction of, or plea of nolo contendere to, a felony other than a traffic violation; (ii) Grantee’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Grantee to the detriment of the Company; (iii) a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure and of the Company’s intention to terminate Grantee’s employment because of such failure; (iv) any willful misconduct by Grantee which affects the business reputation of the Company; (v) breach in any material respect by Grantee of any provision of any employment, consulting, advisory, nondisclosure, non-competition, or other similar agreement between Grantee and the Company or any of its Affiliates; or (vi) Grantee’s violation of the Company’s Code of Business Conduct or any addendum thereto, then the unvested Restricted Stock Units shall be forfeited to the Company effective as of the date on which Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan.
10.
Additional Delivery. Within 2½ months of the date Restricted Stock Units have vested pursuant to this Award Agreement, the Company shall pay to Grantee a dividend equivalent equal to the aggregate per share cash dividends with respect to all cash dividend record dates that fall between the Award Date and the relevant Vesting Date multiplied by the number of

Restricted Stock Units that vest as of such Vesting Date (without interest). The Company may withhold from any payment that it is required to make under this Award Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law due in connection with this Award or the payment described in this section. No dividends shall be paid to Grantee with respect to any Restricted Stock Unit that does not vest and is forfeited by Grantee.
11.
Applicable Law. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and Grantee consents to the jurisdiction and venue of those courts.
12.
Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
13.
Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
14.
Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of Grantee.
15.
Withholding. Grantee agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes or deductions that may be due or may arise as a result of the vesting of the Restricted Stock Units or other payments under this Award Agreement. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment or other deduction is required relating to the vesting of shares or other payments arising from this grant, the Company shall have the right to require such amounts or deductions from Grantee, or withhold such amounts or deductions from other payments due Grantee from the Company or any Affiliate.
16.
Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company may be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within thirty (30) days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American

Arbitration Association's Employment Arbitration Rules then in effect. The arbitrator will be an attorney licensed to practice law in the State of Illinois. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Except as set forth below, each party shall pay: the fees of their or its attorneys; the expenses of their or its witnesses; and all other expenses connected with presenting their or its case. Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties. In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs. In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.
17.
Section 409A Compliance. It is the intention of the Company and Grantee that the Restricted Stock Units and other benefits awarded under this Award Agreement shall comply with, or be exempt from, Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent. Notwithstanding anything to the contrary contained herein, a termination of Grantee’s employment shall not be deemed to have occurred for purposes of making any payments under this Award Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service. In the event that the Company or Grantee reasonably determines that any award under this Award Agreement fails to comply with Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A. Nothing in this Award Agreement shall be construed as a guarantee of any particular tax treatment to Grantee. Grantee shall be solely responsible for the tax consequences with respect to all amounts payable under this Award Agreement, and in no event shall the Company have any responsibility or liability if this Award Agreement does not meet any applicable requirements of Section 409A.
18.
No Retention Rights. Nothing herein contained shall confer on Grantee any right with respect to continuation of employment or services by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment or service of Grantee.
19.
No Guarantee of Future Awards. The grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants, even if Restricted Stock Units have previously been granted.
20.
Entire Agreement and Clawback Policy. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement. This Award Agreement and the Restricted Stock Units granted hereunder are subject to the Plan and the terms of any Change in Control Agreement between the Company and

Grantee, as the same may be amended from time to time, if any. Additionally, this Award Agreement and the Awards granted hereunder are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Dodd Frank Wall Street Reform and Consumer Protection Act. In addition, the Company shall recover from Grantee any Award recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Award Agreement as of the Award Date first above written.

METHODE ELECTRONICS, INC.

By:

Bruce K. Crowther

Its: Chair, Compensation Committee

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A COPY OF THIS AWARD AGREEMENT EXECUTED BY GRANTEE HAS NOT BEEN RECEIVED BY THE COMPANY WITHIN THIRTY (30) DAYS OF THE AWARD DATE, THE RESTRICTED STOCK UNITS GRANTED UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement and the Plan as they pertain hereto.

GRANTEE

____________________________________

Name: Jonathan DeGaynor

EXHIBIT B

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement is dated as of July __, 2024, between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Jonathan DeGaynor (“Employee”).

WITNESSETH:

WHEREAS, Employee is employed by the Company or one of its subsidiaries or affiliates (referred to collectively as the “Company”) and the Company desires to provide certain security to Employee in connection with any potential change in control of the Company.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.
Payments and Benefits Upon a Change in Control. If within twenty-four (24) months after a Change in Control (as defined below) or during the Period Pending a Change in Control (as defined below): (i) the Company shall terminate Employee’s employment with the Company without Cause (as defined below), or (ii) Employee shall voluntarily terminate such employment with Good Reason (as defined below), the Company shall, within thirty (30) days of Employee’s Employment Termination (as defined below), make the payments and provide the benefits described below.
1.1
Salary Payment. The Company shall make a lump sum cash payment to Employee equal to three (3) times the Employee’s Annual Salary (as defined below).
1.2
Bonus. The Company shall make a lump sum cash payment to Employee equal to three (3) times Employee’s target annual bonus amount for the fiscal year in which Employee’s Employment Termination occurs; provided, however, that if the target annual bonus amount for such fiscal year has not yet been determined as of the date of Employee’s Employment Termination, then the bonus amount payable hereunder shall be calculated based on Employee’s target annual bonus amount for the previous fiscal year, regardless of whether such bonus was actually earned.
1.3
Continued Health Benefits. If Employee timely and properly elects continuation health care coverage pursuant to the Company’s group health care plan, the Company will pay on Employee behalf the COBRA premiums for such COBRA continuation coverage for a designated period ending on the earlier of (i) eighteen (18) months following Employee’s Date of Termination, or (ii) the date Employee first becomes eligible for coverage under another employer’s group health plan (such period referred to as the “COBRA Subsidy Period”). The Company will treat the cost of such coverage to Employee as taxable income for federal income tax purposes to the extent required by law. Employee shall promptly inform the Company in writing if and when Employee obtains or becomes eligible for any other health care coverage from another employer of Employee. Employee shall be responsible for the full unsubsidized costs of COBRA coverage after the COBRA Subsidy Period.

1.4
Equity Awards.  Any equity compensation awards granted to Employee, which vest upon the achievement of performance conditions and/or continued service of Employee that remain outstanding immediately prior to the date of the Change in Control shall be administered and settled as provided in the underlying award agreement.
1.5
Employment. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Employee and the Company, Employee shall not have any right to be retained in the employ of the Company.
1.6
Section 409A. Notwithstanding anything to the contrary in this Agreement, it is intended that the amounts payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent applicable, any payments to Employee called for under this Agreement that are determined to be payments of deferred compensation to which Section 409A is applicable and that are paid by reason of Employee’s “separation from service,” as described in Section 409A, shall be delayed, to the extent necessary, to avoid a violation of Section 409A(a)(2)(B)(i). As used in this Agreement, Section 409A means Section 409A of the Code, including any regulations or written guidance issued pursuant thereto.
2.
Definitions. For purposes of this Agreement:
2.1
“Annual Salary” shall mean Employee’s salary at the greater of (i) Employee’s annualized base salary (including Employee’s monthly car allowance, if any) in effect on the date of the Change in Control, or (ii) Employee’s annualized base salary in effect on Employee’s Employment Termination.
2.2
“Cause” shall mean: (i) Employee’s conviction of a felony other than a traffic violation; (ii) Employee’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Employee to the material detriment of the Company; (iii) a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Company or the Company’s Board of Directors has given written notice of such failure and of the Company’s intention to terminate Employee’s employment because of such failure; (iv) any willful misconduct by Employee which materially affects the business reputation of the Company; (v) breach in any material respect by Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between Employee and the Company; or (vi) Employee’s material violation of the Company’s code of conduct. Employee shall be considered to have been discharged for “Cause” if the Company or the Company’s Board of Directors determines, within thirty (30) days after the Employee’s resignation, that discharge for Cause was warranted. Notwithstanding the foregoing, if circumstances deemed to constitute Cause under items (v) or (vi) above are reasonably capable of cure, Cause shall only exist if such circumstances remain uncured for ten (10) days after Employee receives written notice from the Company’s Board of Directors providing reasonable details of the circumstances deemed to constitute Cause.

2.3
“Change in Control” shall be deemed to have occurred on the first to occur of any of the following: (i) any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Securities Exchange Act of 1934) of more than fifty percent (50%) of the total voting power of common stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control of the Company; (ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; (iii) the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders prior to such transaction: (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction; or (iv) the consummation of a sale, transfer or liquidation of all or substantially all of the assets of the Company and its subsidiaries; provided, however, that notwithstanding the foregoing, in any circumstance or transaction in which compensation resulting from or in respect of this Agreement would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.
2.4
“Code” means the Internal Revenue Code of 1986, as amended.
2.5
“Employment Termination” shall mean the effective date of: (i) Employee’s voluntary termination of employment with the Company with Good Reason, or (ii) the termination of Employee’s employment by the Company without Cause.
2.6
“Good Reason” shall exist if, without Employee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until Employee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (i) the Company materially reduces the nature, scope or level of Employee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change in Control (or prior to the Period Pending a Change in Control) or changes Employee’s reporting relationship to the Board; (ii) the Company requires Employee to move Employee’s principal business office more than fifty (50) miles from Employee’s principal business office at the time of this Agreement; provided, however, that if Employee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Employee to move Employee’s principal business office to such corporate headquarters, such action shall not constitute “Good Reason” under this subsection (ii); (iii) the Company reduces Employee’s Annual Salary or annual bonus or long-term incentive opportunity below that in effect as of the date of this Agreement (or as of the Change in Control, if greater); or (iv) the Company breaches in any material respect its obligations hereunder.
2.7
“Period Pending a Change in Control” shall mean the period between the time an agreement is entered into by the Company with respect to a merger or other business combination or transaction of the Company, which would constitute a Change in Control, and the effective time of such merger or other business combination or transaction of the Company.
3.
Salary to Date of Employment Termination. The Company shall pay to Employee any unpaid salary or other compensation of any kind earned with respect to any period prior to Employee’s Employment Termination, including, but not limited to a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.
4.
Other Incentive Plans. Except as otherwise provided herein, nothing in this Agreement shall impair or impact the vesting of any restricted stock, stock options, cash incentives or other form of compensation or benefits provided under any other plan, program or arrangement.
5.
Code Section 4999.
5.1
In the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), Employee would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to have the Payment either (A) paid or delivered in full, or (B) capped at the amount that is $1 less than three times Employee’s “base amount,” whichever of the foregoing results in the receipt by Employee of the greatest benefit on an after-tax basis (taking into account applicable taxes, including federal, state and local income taxes and the Excise Tax). Any reduction of the Payment required by this subsection shall be carried out by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Payment (on the basis of the relative present value of the parachute payments).
5.2
All determinations required to be made under this Section 5 shall be made by the Company’s Independent Public Accounting Firm (the “Accounting Firm”) which shall provide detailed supporting calculations and documentation both to the Company and Employee within fifteen (15) business days of receipt of notice from Employee that there has been a Payment or such earlier time as is requested by the Company. The Company and Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make the determinations required under this Section 5. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or the Accounting Firm declines such representation, Employee shall appoint a certified public accountant at another nationally recognized accounting firm (or, if none is available a lawyer with a nationally recognized law firm or a compensation consultant with a nationally recognized actuarial and benefits consulting firm) with expertise in the area of executive compensation tax law to make the determinations required hereunder (such accountant, lawyer, or consultant, as applicable, shall then be referred to as the Accounting Firm hereunder), provided such accounting firm is acceptable to the Company (the Company’s acceptance not to be unreasonably withheld). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee absent manifest error.
6.
Mitigation and Set-Off. Employee shall not be required to mitigate Employee’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Employee from sources other than the Company after Employee’s Employment Termination, or any amounts that might have been received by Employee in other employment had Employee sought other employment, except for the termination of benefits under a Welfare Benefit Plan pursuant to Section 1.3(ii) hereof. Except as expressly provided in Section 1.3 of this Agreement, Employee’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Employee’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Employee expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.
7.
Litigation Expenses. The Company shall pay to Employee all out-of-pocket expenses, including attorneys’ fees, incurred by Employee in the event Employee successfully enforces any provision of this Agreement in any action, arbitration or lawsuit.
8.
Assignment, Successors. This Agreement may not be assigned by the Company without the written consent of Employee but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Employee during Employee’s life, and upon Employee’s death will inure to the benefit of Employee’s heirs, legatees and legal representatives of Employee’s estate.

9.
Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
10.
Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law or regulation.
11.
Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Employee. The Company may terminate this Agreement by written notice given to Employee at least two (2) years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date of such termination, the termination of this Agreement shall not be effective and Employee shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Company’s Board of Directors or Compensation Committee.
12.
Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Employee shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms, as the Company shall determine, to make payments to Employee in accordance with the terms of this Agreement.
13.
Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
14.
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof shall be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall be by a single arbitrator, and the arbitration shall take place in Chicago, Illinois. The costs of the arbitration, including the fees of the arbitrator, cost of any record or transcripts of the arbitration hearing, administrative fees, and other similar fees and costs of arbitration shall be borne equally by the parties; provided, however, in the event of a dispute following or in connection with a Change in Control, the Company shall pay the fees of the arbitrator as well as such other fees and costs of arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

15.
Other Agreements. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

METHODE ELECTRONICS, INC.

By:

Bruce K. Crowther, Compensation Committee Chair

EMPLOYEE:

Name: Jonathan DeGaynor

EXHIBIT C

EXECUTIVE SEVERANCE AND RETENTION AGREEMENT

This Executive Severance and Retention Agreement (this “Agreement”), dated effective this ___ day of July 2024 (“Effective Date”), by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Jonathan DeGaynor (“Executive”). This Agreement sets forth the terms and conditions of contingent severance arrangements between the Company and Executive and cancels and supersedes all other severance-related agreements between the parties (except it does not cancel and supersede the Change in Control Agreement between Executive and the Company).

It is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.
Definitions. For all purposes hereof, the following defined terms have the meanings set forth below:
1.1
“Accrued Obligations” means all (i) accrued but unpaid Annual Salary to Executive’s Date of Termination, and (ii) any benefits for which Executive is eligible under the terms of any benefit plan of the Company or its subsidiaries, including any accumulated but unused vacation earned through Executive’s Date of Termination.
1.2
“Annual Bonus” means Executive’s annual performance-based bonus paid pursuant to the Company’s annual incentive plan.
1.3
“Annual Salary” shall mean Executive’s annualized base salary in effect on Executive’s Date of Termination.
1.4
“Cause” shall mean: (i) Executive’s conviction of, or plea of nolo contendere to, a felony other than a traffic violation; (ii) Executive’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Executive to the detriment of the Company; (iii) a failure by Executive to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Company’s Board of Directors has given written notice of such failure and of the Company’s intention to terminate Executive’s employment because of such failure; (iv) any willful misconduct by Executive which affects the business reputation of the Company; (v) breach in any material respect by Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between Executive and the Company or any subsidiary or affiliate of the Company; or (vi) Executive’s violation of the Company’s Code of Business Conduct or any addendum thereto. Notwithstanding the foregoing, if circumstances deemed to constitute Cause under items (v) or (vi) above are reasonably capable of cure, Cause shall only exist if such circumstances remain uncured for ten (10) days after Executive receives written notice from the Company’s Board of Directors providing reasonable details of the circumstances deemed to constitute Cause.

1.5
“Code” means the Internal Revenue Code of 1986, as amended.
1.6
“Date of Termination” means the effective date of the termination of Executive’s employment with the Company and its subsidiaries (as set forth in the Notice of Termination, if applicable) and interpreted consistently as a “separation from service” under Section 409A.
1.7
“Disability” shall have the meaning provided under the Company’s standard long-term disability plan.
1.8
“Non-Qualifying Termination” means (i) the Company’s termination of Executive’s employment for Cause, (ii) Executive’s voluntary termination of his employment (i.e., Executive’s resignation), (iii) a termination of Executive’s employment occurring because of Executive’s death or Disability, or (iv) any termination in connection with a change in control entitling such Executive to a change in control payment or similar payment or benefit under a change in control agreement.
1.9
“Notice of Termination” means a written notice of the termination of Executive’s employment that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.
1.10
“Pro Rata Bonus Amount” means the amount obtained by multiplying (i) what Executive would have received in Annual Bonus payment, if any, for the fiscal year of his termination had he remained employed until the date such Annual Bonus would ordinarily be paid under the applicable Annual Bonus plan terms by (ii) the amount obtained by dividing (x) the total number of full calendar days during the fiscal year in which the applicable termination occurred during which Executive was employed by the Company prior to such termination by (y) the total number of calendar days during such fiscal year; provided, however, that if Executive has worked fewer than three calendar months of the fiscal year at the time of the termination, the Pro Rata Bonus Amount shall be zero.
1.11
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance provided in connection therewith.
1.12
“Target Bonus Amount” means the target Annual Bonus in the fiscal year in which the termination of Executive’s employment occurs.
2.
Termination of Employment.
2.1
Termination by Executive. Executive may terminate his employment by delivering a Notice of Termination to the Company in accordance with Section 7.5.
2.2
Termination by the Company.
(a)
Termination for Cause. The Company may terminate Executive’s employment for Cause by delivering to Executive in accordance with Section 7.5 a Notice of

Termination.
(b)
Termination Without Cause. The Company may terminate Executive’s employment without Cause by delivering a Notice of Termination to Executive in accordance with Section 7.5.
2.3
Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred during his employment, it may give to Executive a Notice of Termination in accordance with Section 7.5 of this Agreement. In such event, Executive’s employment shall terminate upon receipt of such notice.
3.
Severance. The Company shall pay the Accrued Obligations to Executive in connection with the termination of Executive’s employment with the Company within 14 days after Executive’s Date of Termination. In addition, Sections 3.1, 3.2, 3.3, and 3.4 below shall apply, and the payments described in Sections 3.1, 3.2, and 3.3 shall be made in the timeframes described below, if the Company terminates Executive’s employment with the Company without Cause as provided in Section 2.2(b) above and not on account of Executive’s death or Disability and not on account of a change in control entitling Executive to a change in control payment or similar payment or benefit under a change in control agreement.
3.1
Cash Severance. The Company shall make a severance payment to Executive equal to two (2) times the sum of (i) Executive’s Annual Salary, plus (ii) Executive’s Target Bonus Amount (the “Cash Severance”). The Cash Severance shall be paid in equal cash installments in accordance with the Company’s usual payroll practices over the two (2) year period following Executive’s termination date with the initial payment to be made on the first regular payroll date of the Company occurring on or after sixty (60) days following Executive’s Date of Termination.
3.2
Bonus. The Company shall pay Executive the Pro Rata Bonus Amount, notwithstanding any provision of the applicable Annual Bonus plan requiring employment through a particular date as a condition of payment. Such amount shall be paid, less tax withholdings, at the same time as annual bonus payments are made to other senior executives of the Company. In addition, if the Annual Bonus has not been paid for a completed fiscal year, such Annual Bonus, if any, shall be paid to Executive, less tax withholdings, on the date such payment would have been paid to Executive save for Executive’s termination, notwithstanding any provision of the applicable Annual Bonus plan requiring employment through a particular date as a condition of payment. Any payments under this Section 3.2 shall be subject to the Company’s Incentive Compensation Recovery Policy.
3.3
Continued Health Benefits. If Executive timely and properly elects continuation health care coverage pursuant to the Company’s group health care plan, the Company will pay on Executive’s behalf the COBRA premiums for such COBRA continuation coverage for a designated period ending on the earlier of (i) eighteen (18) months following Executive’s Date of Termination, or (ii) the date Executive first becomes eligible for coverage under another employer’s group health plan (such period referred to as the “COBRA Subsidy Period”). The Company will treat the cost of such coverage to Executive as taxable income for federal income tax purposes to the extent required by law. Executive shall promptly inform the Company in writing if and when Executive obtains or becomes eligible for any other health care coverage from another employer of Executive. Executive shall be responsible for the full unsubsidized costs of COBRA coverage after the COBRA Subsidy Period.
3.4
Release of Claims. Executive understands that the severance benefits described in this Section 3 are the only severance benefits to which Executive may be entitled following termination of Executive’s employment under the circumstances described herein. Executive acknowledges and agrees that Executive shall not be eligible for any of the severance benefits described in this Section 3 unless Executive signs and returns to the Company a valid, non-revocable waiver and general release of claims (“Release”), as presented to Executive by the Company in the form requested by the Company within 45 calendar days following Executive’s Date of Termination and any applicable revocation period expires without revocation. If the Release consideration and revocation periods span two calendar years, no payments under Section 3 hereof shall commence until the second calendar year. The Release shall, among other things, release the Company and its subsidiaries and affiliates, and their/its current and former directors and employees, from all claims, known or unknown, arising prior to the effective date of the Release that Executive asserted and/or could have asserted against any and all of them, including but not limited to any claims arising out of Executive’s employment with the Company. Executive also acknowledges and agrees that Executive shall not be eligible for any of the severance benefits described in this Section 3 unless Executive at all times remains in compliance with the terms of this Agreement and any non-disclosure, non-solicitation, non-competition, or non-disparagement obligations towards the Company under any law or agreement.

Notwithstanding anything to the contrary in this Agreement, Executive shall not be obligated to release, (i) any rights of Executive to receive from the Company accrued and unpaid base salary, earned or vested incentive compensation, out of pocket expense reimbursement, or accrued, unused vacation owed to Executive, (ii) any vested equity rights, (iii) any obligations of the Company to pay any severance amounts, if applicable, pursuant to this Agreement, (iv) any claim which cannot be waived as a matter of law, or (v) any rights of indemnification or coverage under any insurance policy, corporate document or any statutory or common law.

3.5
Non-Qualifying Termination. If Executive’s employment with the Company and its subsidiaries is terminated in a Non-Qualifying Termination, this Agreement shall terminate without further obligations to Executive other than payment of the Accrued Obligations.
3.6
Deductions. To the extent permissible under federal or state law, the following items and amounts will be deducted from the payments under Sections 3.1 and 3.2:
3.6.1
Any amounts that Executive owes to the Company, including, but not limited to, any amounts owed by Executive to the Company pursuant to the Company’s Incentive Compensation Recovery Policy; and
3.6.2
Any amount of garnished earnings which would have been withheld from Executive’s pay, if the Company has been garnishing Executive’s earnings pursuant to an order of garnishment, child support or tax lien.

3.7
Forfeiture. Executive shall forfeit any and all rights to payments under Sections 3.1, 3.2, and 3.3 and shall be obligated to repay any such benefits previously paid under this Agreement, if the Company, in its reasonable discretion, determines before payment is made or within one (1) year of payment being made to Executive that Executive is or was not eligible to receive any payment due to non-compliance with the terms of this Agreement or any non-disclosure, non-solicitation, non-competition, or non-disparagement obligations towards the Company under any law or agreement.
4.
Other Incentive Plans. Except as otherwise provided herein, nothing in this Agreement shall impair or impact the vesting of any restricted stock, stock options, cash incentives, or other form of compensation or benefits provided under any other plan, program, or arrangement.
5.
Applicable Taxes and Section 409A.
5.1
Tax Withholding. The Company may deduct and withhold from all compensation payable to Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation, or ordinance of the United States of America or any state or local jurisdiction therein.
5.2
Section 409A.
(a)
Notwithstanding anything to the contrary in this Agreement, it is intended that the amounts payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions.
(b)
If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period (or, if earlier, as soon as practicable following the date of Executive’s death). Such amount shall be paid without interest.
(c)
Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.
(d)
No amendment to this Agreement may accelerate or defer the time or schedule of any payment under this Agreement, except as may be permitted pursuant to applicable

Treasury Regulations.
6.
Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Date of Termination, or any amounts that might have been received by Executive in other employment had Executive sought other employment, except for the termination of the COBRA subsidy as provided in Section 3.3 of this Agreement.
7.
Miscellaneous.
7.1
Employment. This Agreement shall not be construed as creating an express or implied contract of employment, and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company.
7.2
Litigation Expenses. The prevailing party in any action, arbitration, or lawsuit arising out of or related to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred in such action, arbitration, or lawsuit.
7.3
Assignment, Successors. This Agreement may not be assigned by the Company without the written consent of Executive, but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination. In the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate. Executive’s death will not accelerate the timing of any payments under this Agreement.
7.4
Interpretation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
7.5
Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be considered as effective: (i) when received if delivered personally or by courier; or (ii) on the date receipt is acknowledged if delivered by (a) certified mail, postage prepaid, return receipt requested, or (b) e-mail, with confirmation receipt required, as follows:

If to Executive, addressed to: the last known residential address reflected in the Company’s records.

If to the Company, addressed to: Methode Electronics, Inc.

8750 W. Bryn Mawr Ave, Suite 1000

Chicago, IL 60631

Attention: Chief Administrative Officer
E-mail: Andrea.Barry@methode.com

Notice of change in address should be provided as stated in this section.

7.6
Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law, or regulation.
7.7
Amendment or Termination.
(a)
This Agreement may be amended at any time by written agreement between the Company and Executive.
(b)
This Agreement will automatically terminate as of close of business on the date the Company adopts a severance plan which covers its senior executives, provided the severance benefit Executive is eligible to receive under such plan shall be not less than the severance benefit provided to Executive under this Agreement. Subject to the preceding sentence, the Company, through action of the Compensation Committee of its Board of Directors, may terminate this Agreement by written notice given to Executive at least two (2) years prior to the effective date of such termination.
7.8
Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms, as the Company shall determine, to make payments to Executive in accordance with the terms of this Agreement.
7.9
Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
7.10
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof shall be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall be by a single arbitrator, and the arbitration shall take place in Chicago, Illinois. The costs of the arbitration, including the fees of the arbitrator, cost of any record or transcripts of the arbitration hearing, administrative fees, and other similar fees and costs of arbitration shall be borne equally by the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.
7.11
Other Agreements. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement. The Offer Letter dated June ___, 2024 under which Executive is employed by the Company and the Proprietary Interests Protection Agreement executed by Executive on [DATE], 2024, remain in full force and effect. The Change in Control Agreement between Executive and the Company dated July ___, 2024, also remains in full force and effect.

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

METHODE ELECTRONICS, INC.

By:

EXECUTIVE:

Name: Jonathan DeGaynor

EXHIBIT D

PROPRIETARY INTERESTS PROTECTION AGREEMENT

This Proprietary Interests Protection Agreement (the “Agreement”) is made and entered into by and between Methode Electronics, Inc. (the “Company”) and the undersigned employee (“Employee”).

WHEREAS, contemporaneous with Employee’s execution of this Agreement, Employee is entering into an agreement for employment with the Company on an “at will” basis; and

WHEREAS, in addition to other good and valuable consideration, Employee is expressly being given employment or continued employment with the Company, certain monies, benefits, training, and/or trade secrets and other confidential information of the Company and its customers, suppliers, vendors or affiliates, all of which Employee would not have access to but for Employee’s relationship with the Company in exchange for Employee agreeing to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

A.
Definitions.
1.
Company. The “Company” shall mean Methode Electronics, Inc. and its subsidiaries and affiliates.
2.
Company’s Business. The “Company’s Business” shall mean all of the business enterprises in which the Company is engaged in at any time during Employee’s employment with the Company.
3.
Company Inventions. “Company Inventions” shall mean any Invention that either:
a.
relates, at least in part, at the time of conception or reduction to practice of the Invention, to:
i.
the Company’s Business, projects or products, or to the manufacture or utilization thereof; or
ii.
the Company’s actual or demonstrably anticipated research or development; or
b.
results, at least in part, from any work performed directly or indirectly by Employee for the Company; or
c.
results, at least in part, from the use of the Company’s equipment, supplies, facilities, or trade secret information.

4.
Competitor. “Competitor” shall mean any company or other entity that offers competitive products or services to those offered by the Company.
5.
Confidential Information. “Confidential Information” shall include the Company’s trade secrets as defined under applicable law, as well as any other information or material which is not generally known to the public, and which:
a.
is generated, collected by, or utilized in the operations of the Company’s business or relates to the actual or anticipated business, products, research, or development of the Company or its customers or suppliers; or
b.
is suggested by or results from any task assigned to Employee by the Company or work performed by Employee for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality owed to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data and/or drawings, specifications, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time. Confidential Information does not include: (a) information about Employee’s own wages, hours, and other terms and conditions of employment; and (b) information regarding the wages, hours, and other terms and conditions of employment for other employees of the Company, except where Employee has access to such information only because of the nature of Employee’s job functions or where Employee’s job functions include safeguarding employee personnel information.

6.
Inventions. “Inventions” shall mean all software programs, source or object code, improvements, innovations, inventions, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, either conceived or reduced to practice by Employee while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours, or conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company that resulted from Employee’s prior work with the Company. Employee agrees that any invention disclosed by Employee to a third person or described in a patent application filed by Employee or on Employee’s behalf within six (6) months following the period of Employee’s employment with the Company shall be presumed to have been conceived or made by Employee during the period of Employee’s employment with the Company unless proved to have been conceived and made by Employee following the termination of Employee’s employment with the Company.
B.
Acknowledgements. Employee recognizes and acknowledges each of the following:
1.
The Company has invested significant time and money in developing its Confidential Information. Provided that Employee agrees to the terms of this Agreement, the Company will afford Employee access to Confidential Information to the extent that the Company deems Employee’s access to Confidential Information necessary for the performance of Employee’s duties. Absent Employee’s relationship with the Company, Employee would not have had any access to Confidential Information. Furthermore, unless Employee agrees to the terms of this Agreement, the Company will not permit Employee to access the Confidential Information. Further, though Employee may from time to time assist in developing such Confidential Information, it will remain the sole property of the Company. Employee further acknowledges and understands that Confidential Information is not intended to be disclosed to the public or third parties, and Employee’s understanding of this, along with any other procedures that the Company has or may introduce to further prevent disclosure of Confidential Information, are reasonably calculated steps by the Company to maintain the confidentiality of Confidential Information.
2.
The Company has expended substantial time, effort, funds, and expertise in acquiring and maintaining each of its customers. The Company’s close relationship with its customers is important and valuable to the continued financial success of the Company. As a result of Employee’s employment with the Company, Employee may become personally acquainted with the customers that do business with the Company. Absent Employee’s relationship with the Company, Employee would not have had contact with these customers on behalf of the Company. Furthermore, unless Employee agrees to the terms of this Agreement, the Company will not allow Employee to further develop the Company’s relationships with its customers.
3.
The covenants imposed in this Agreement are reasonable and are designed to protect the legitimate and protectable interests of the Company and such covenants are ancillary to the employment relationship of the parties.
4.
Employee’s obligations under this Agreement are in addition to any and all obligations concerning the same subject matter arising under any applicable law including, without limitation, common law relating to fiduciary duties and common law and statutory law relating to trade secrets.

5.
Notwithstanding anything to the contrary, these recitals in subparagraphs B.1., B.2., B.3., and B.4. immediately above are material terms of this Agreement.
C.
Return of Property. Upon termination of the employment relationship by either party, or at any time that the Company may so request, Employee shall immediately return to the Company all original and copied literature, correspondence, memoranda, reports, summaries, manuals, proposals, drawings, specifications, contracts, lists, other documents and computer programs containing material or information related to the business of the Company, whether contained in hard copy or on computer disks, tapes, flash drives, CD-ROMs, DVDs, tablets, computers of any kind, portable storage devices, telephones, hard drives or other type of electronic medium. Employee shall also immediately return any and all computers, telephones, tablets, keys, passwords and any other equipment provided to Employee by the Company. All materials and items identified or referenced in this paragraph are the property of the Company, and Employee will not retain any copy, in any format, of any such materials or items or the contents thereof.
D.
Non-Disclosure.
1.
Employee shall not, directly or indirectly, utilize or disclose for any purpose other than for a legitimate business purposes solely on behalf of the Company, either during or after Employee’s employment with the Company ends, any of the Confidential Information, as long as such matters remain Confidential Information.
2.
Employee acknowledges that, notwithstanding any other provision of this Agreement, Employee is: (i) not in any way prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the U.S. Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local governmental agency or entity; (ii) not in any way precluded from providing information in response to a valid subpoena, court order, or regulatory request; (iii) not prohibited from making any other disclosures that are protected under the whistleblower provisions of applicable law; and (iv) not in any way prohibited  from making truthful statements or disclosures regarding alleged unlawful employment practices. Furthermore, Employee acknowledges that this Agreement does not interfere with Employee’s right to: report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local governmental agency enforcing discrimination laws; report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; make any truthful statements or disclosures required by law, regulation, or legal process; or request or receive confidential legal advice. Employee further acknowledges that Employee is not required to obtain any prior authorization of the Company or any other person to make any of the reports or disclosures referenced in this Section D.2., and

Employee is not required to notify the Company or any other person that such reports or disclosures have been made.
3.
Employee acknowledges the following disclosure, made pursuant to federal law, specifically 18 U.S.C. §1833(b):

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Employee acknowledges and agrees that nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or to create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).

4.
Employee agrees to comply with and do all things necessary for the Company to comply with provisions of contracts between it and any agency of the United States Government or contractors thereof. This includes, but is not limited to, all provisions relating to invention rights or to the safeguarding of information pertaining to the defense of the United States.
E.
Non-Competition.
1.
During Employee’s employment by the Company and for a one (1) year period following the termination of the Employee’s employment with the Company for whatever reason, Employee shall not, on Employee’s own behalf or on behalf of any other individual or entity, without the prior written consent of the Company, own, manage, operate, or participate in the ownership, management, operation, or control of, provide services to, or be employed by, any Competitor in which Employee would hold a position with responsibilities that are substantially similar to any position Employee held during the last twelve (12) months of Employee’s employment with the Company or a position in which Employee’s knowledge of the Company’s Confidential Information would work to the benefit of a Competitor or would result in the inevitable or likely disclosure of Confidential Information to such Competitor.
2.
Notwithstanding anything to the contrary, nothing in this Section E prohibits Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.
F.
Customer Non-Solicitation. During Employee’s employment by the Company and for a one (1) year period following the termination of the Employee’s employment with the Company for whatever reason, Employee shall not, directly or indirectly, for Employee’s benefit, or on behalf of any other person or entity:
1.
solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by Company, to any person, company or entity which was a customer of Company for such products or services and with whom Employee had direct contact or about whom Employee learned Confidential Information at any time during the last twelve (12) months of Employee’s employment with Company.
2.
refer or divert, or attempt to refer or divert, the Company’s suppliers, contractors and vendors to any Competitor.
G.
Employee Non-Solicitation. During Employee’s employment by the Company and for a one (1) year period following the termination of the Employee’s employment with the Company for whatever reason, Employee shall not, directly or indirectly, for Employee’s benefit, or on behalf of any other person or entity:
1.
hire, employ, or attempt to hire or employ any person who is or was an employee of the Company within the six (6) month period immediately preceding the termination of Employee’s employment; or
2.
otherwise solicit, request, entice, or induce any employee of the Company to terminate his or her employment.
H.
Treatment of Electronic Information.
1.
In the event that Employee does use or has used such personal equipment for work-related purposes, Employee agrees to submit all such equipment to Employer immediately upon the cessation of employment, or at any other time that Employer may request, for inspection and removal of Company-related information and data.
2.
Employee understands and agrees that Employee shall have no expectation of privacy with respect to any email, document, data or information that is sent using the Company’s equipment or systems or that is sent from or to, or that is accessed or stored on, any Company-owned hard drive. Employee agrees not to install or run any software or program on any Company-issued computer equipment unless it has been approved and supplied by the Company.
3.
Employee agrees not to run any erasure, scrubbing, or “defragmentation” software on any Company-issued computer without the Company’s prior written consent. Employee will not download, transfer, delete, erase, or alter any electronic files containing Company information, except as occurs in the normal course of Employee’s work for the Company.
4.
In connection with the end of Employee’s employment with the Company, Employee will not erase, delete or otherwise remove any files or data from any Company-owned hardware, or delete any work-related files from Employee’s personal hardware. Instead, Employee will make available to the Company all personal hardware that Employee used to store or access Company files or documents and allow it an opportunity to use its personnel to make appropriate deletions. Employee agrees not to access or attempt to access any computer, pda, electronic file, electronic database, server, e-mail box or computer network of the Company after Employee’s employment ceases.
I.
Ownership of Inventions.
1.
Employee shall disclose in writing all Inventions promptly and fully to the Company.
2.
Except as excluded in Section I.4. below, Employee hereby agrees to assign, and does assign to the Company all of Employee’s right, title and interest in and to all Company Inventions and agrees that all such Company Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.
3.
Employee shall, at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Company Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the Company’s nominee, all of Employee’s right, title and interest in any Company Inventions so as to establish or perfect in the Company or in the Company’s nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Company Inventions, renewal of any copyright registrations for any Company Inventions, or in the conduct of any proceedings or litigation relating to any Company Inventions. All expenses incurred by Employee by reason of the performance of any of the obligations set forth in this Section I.3. shall be borne by the Company.
4.
Concurrent with Employee’s execution of this Agreement, Employee attaches a list and brief description of all unpatented inventions and discoveries, if any, made or conceived by Employee prior to Employee’s employment with the Company and that are to be excluded from this Agreement. If no such list is attached at the time of execution of this Agreement, it shall be conclusively presumed that Employee has waived any right Employee may have to any such invention or discovery.
5.
Subparagraphs 1 through 4 of this paragraph I regarding assignment of right, title and interest do not apply to Inventions for which no equipment, supplies, facilities, or trade secret information of the Company was used and which Employee can demonstrate was developed entirely on Employee’s own time, unless (i) the Inventions relate either to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or (ii) the Inventions result from any work directly or indirectly performed by Employee for the Company.
J.
Enforcement.
1.
Employee’s covenants to the Company are of a special and unique character, the breach of which will cause irreparable injury to the Company and cannot reasonably or adequately be compensated. Accordingly, Employee agrees the Company shall be entitled to equitable relief, including, but not limited to, a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of Employee’s covenants, without any need of the Company to post a bond. Any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
2.
The non-solicitation and non-competition periods set forth in this Agreement shall be extended by a period equal to the length of any violations thereof.
3.
The existence of any claim or defense by Employee against the Company shall not constitute a defense to the Company’s enforcement of the non-solicitation and non-competition provisions of this Agreement. The obligations set forth herein shall apply regardless of the reason for the termination of Employee’s employment, whether such termination was voluntary or involuntary, and whether such termination was with or without cause or with or without notice.
4.
Prior to accepting any employment or other engagement with any third party, Employee agrees, and Employee authorizes the Company, to inform that third party of the existence and terms of this Agreement and to provide that third party with a copy of this Agreement.

K.
Attorneys’ Fees and Costs. Employee acknowledges and agrees that to the extent that any form of litigation or other formal action is required to enforce this Agreement, the Company shall be entitled to recover its reasonable attorneys’ fees and costs if the Company is the prevailing party in such litigation or proceeding. Employee further acknowledges and agrees that the Company will be considered the “prevailing party” in such action for purposes of awarding attorneys’ fees and costs if the Company obtains damages or any form of partial or complete injunctive relief, whether temporary, preliminary, or otherwise.
L.
Notice. Any notice or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, or by overnight courier, to the party concerned at the address set forth below:

If to the Company: Methode Electronics, Inc.

Attn: Andrea Barry

8750 West Bryn Mawr Avenue, Suite 1000

Chicago, Illinois 60131

If to Employee: At the Employee’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

Either party may change the address for the giving of notices at any time by written notice given to the other party under the provisions of this section.

M.
Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area, or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Employee agrees that the maximum duration, scope, or area reasonable under such circumstances will be substituted for the stated duration, scope, or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope, and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.
N.
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under applicable law, and incapable of being modified, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.
O.
Survival. The rights and obligations of the parties contained in this Agreement shall survive and continue in full force after the termination of Employee’s employment or this Agreement.

P.
Choice of Law. This Agreement shall be construed, interpreted, and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Illinois, without giving effect to choice or conflict of law rules.
Q.
Venue. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in the state or federal courts located in Chicago, Illinois, and each party shall submit to and accept the exclusive jurisdiction of such courts for the purpose of such suit, legal action, or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action, or proceeding brought in any such court has been brought in an inappropriate forum.
R.
Miscellaneous.
1.
Employee represents and warrants that: (i) Employee’s employment with the Company does not violate Employee’s obligations to any former employer, including, but not limited to, any non-competition obligations; and (ii) Employee does not possess any document of a secret, confidential, or proprietary nature regarding any of Employee’s former employers (whether in hard copy or electronic form). In performing services for the Company, Employee will not use or disclose to any person associated with the Company any information that Employee learned while employed by any former employer that is or may reasonably be construed to be secret, confidential, or proprietary information or that Employee otherwise has reason to know is subject to a duty of confidentiality that Employee owes to any former employer.
2.
The Company advises Employee to consult with an attorney before signing this Agreement. Employee may take up to 14 days after receipt of this Agreement from the Company before deciding whether to sign this Agreement, and Employee expressly acknowledges that Employee was provided with this 14-day period. The Company and Employee acknowledge that they have had the opportunity to negotiate the terms of this Agreement. The Company and Employee warrant that they have read this Agreement, intend to be legally bound by it, and have entered into it freely, voluntarily and willingly.
3.
This Agreement is binding upon and will inure to the benefit of the Company, its assigns, and any successor to the Company, including, without limitation, any person or entity acquiring directly or indirectly all or substantially all of the business or assets of the Company.
4.
This Agreement, together with the Company’s offer letter to Employee, constitute the entire agreement between the parties and supersede any and all prior written and/or oral agreements, understandings, representations and/or negotiations with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by an authorized representative of the Company.

5.
Employee’s employment with the Company is at-will, and nothing in this Agreement implies that Employee’s employment will continue for any specific period of time. Nothing in this Agreement shall be construed to alter Employee’s at-will employment status or interfere in any way with Employee’s right or the right of the Company to terminate Employee’s employment at any time, with or without cause.
6.
No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. No waiver of any rights under this Agreement will be effective unless in writing signed both by Employee and by a duly-authorized representative of the Company.
7.
The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.
8.
This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. The parties agree that electronic and facsimile signatures shall have the same force and effect as original signatures.

SIGNATURE PAGE TO

PROPRIETARY INTERESTS PROTECTION AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the last day and year set forth below.

THE COMPANY:

Methode Electronics, Inc.

By: ___________________________

Walter J. Aspatore

Chairman of the Board

Dated: June 24, 2024

EMPLOYEE:

________________________

Jonathan DeGaynor

Dated: June 24, 2024